Exhibit 3

AMENDMENT TO

SHARE PURCHASE AGREEMENT

THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (“Amendment”) is made and entered into on September 15, 2022, by and between Katherine E. Wensink, trustee under the Irrevocable Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr, dated July 29, 2008 (“Purchaser”) and Katherine E. Wensink, trustee under the 2016 Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr, dated September 21, 2016 (“Seller”). The original share purchase agreement (“Agreement”) was entered into on September 14, 2022.

Article 1

Paragraph I of the Recitals of the Agreement is amended by deleting the word “Seller” and replacing it with “executor of the Estate of Barbara P. Ruhlman.”

Article 2

The Agreement is confirmed as modified by this document.

IN WITNESS WHEREOF, this Amendment to the Agreement has been executed on behalf of the parties on the date first written above.

SELLER

/s/ Katherine E. Wensink
Katherine E. Wensink, Trustee of the 2016 Trust

PURCHASER

/s/ Katherine E. Wensink
Katherine E. Wensink, Trustee of the 2008 Irrevocable Trust